Exhibit 10.26

REFINING AGREEMENT NO:  SC-2014/05/17     DATE: August 15, 2014

JOHNSON MATTHEY GOLD & SILVER REFINING INC.

Principal place of business:

4601 West 2100 South,

Salt Lake City, Utah, 84120,

USA

("the Refiner")

agrees to receive from:

DON DAVID GOLD MEXICO S.A. de C.V.

Principal place of business:

Las Rosas No. 339,

Col. Reforma, Oaxaca,

Oaxaca, CP 68050

Mexico

("the Customer")

and to refine the material referred to in Clause 1 ("the Material") at the Refiner's refinery in Salt Lake City, Utah ("the Refinery") and the Customer agrees to deliver the Material to the Refiner for refining on the terms and conditions of this agreement ("this Agreement"). The Refiner and the Customer are referred to in this Agreement as a “Party” or together as the “Parties”.

1.	Material and Quality

1.1.	"Material" means gold/silver doré in the form of bars, having the following approximate assays:

Gold-  approximately 30%; in the range of 25% to 35%

Silver   - approximately 70%; in the range of 60% to 80%

Balance Metals and Elements – approximately 5%

1.2.	Each bar shall:

(a)weigh approximately 10-25 kilograms; and

(b) be suitable for direct melting and sampling.

1.3.

Customer represents, warrants, and covenants with the Refiner that the Customer shall have (a) the legal right to deliver the Material to the Refiner at the Refinery as provided in this Agreement and to receive delivery of the Recoverable Metals (as defined below) from the Refiner as provided in this Agreement and (b) good, valid and marketable title to the Material.

1.4.

Refiner represents, warrants, and covenants with the Customer that, (a) provided the Customer adheres to the quantity and shipment parameters set forth in clause 2, the Refiner will have the capacity and the facilities to perform the services required to be performed by Refiner pursuant to this Agreement (the “Services”), and (b) the Refiner shall perform the Services in a professional manner and in accordance with the generally accepted industry standards for refiners providing similar services, provided, for greater certainty, it shall not be considered unprofessional or contrary to generally accepted industry standards for the Refiner to rely upon Customer’s information pursuant to clause 3.4 for the types and amounts of deleterious elements present in any shipment.

2.	Quantity

2.1.

The Customer shall deliver to the Refiner for refining of the actual annual production of Material from the Customer’s Don David mine (“the Mine”) in Mexico.  The estimated production from the Mine is estimated to be approximately 1,200 to 1,500 kilograms of Material per year.

2.2.	Each shipment of Material by the Customer to the Refiner under this Agreement (“Shipment”) will consist of no less than 30 kilograms.

3.	Delivery

3.1.

The Customer shall deliver the Material to the Refiner’s dedicated carrier (“the Carrier”) with risk of loss passing when the Carrier takes delivery of the Shipment in accordance with clause 4.1.  The Material will be delivered in solid boxes or other suitable sealed containers and/or shall be placed on pallets and shrink wrapped.

3.2.

The Customer in delivering the Material to the Refinery will be fully and exclusively responsible for all customs, import, export and other border-related requirements, and will be shown on all customs and commercial documents required for reporting and entering the Material into the US as the owner and importer of the Material.  The customs broker retained to assist the Customer in the importation process will be an agent of the Customer, and not the Refiner, and will receive its instructions exclusively from and will be compensated fully by the Customer.

3.3.

Each Shipment will have full and complete documentation, including but not limited to a commercial invoice (as described in clause 3.4) and a detailed bar list, in form and substance satisfactory to the Refiner.

3.4.

The commercial invoice (“Commercial Invoice”) shall include the following information with respect to each Shipment: (a) the number of doré bars, (b) the weight of each doré bar and of the total Shipment (c) the provisional assay for each doré bar and the total gold and silver content of the Shipment and (d) the unique seal numbers for each dore bar.

4.	Refiner’s Liability for Material

4.1.

Risk of loss and damage to the Material shall pass from the Customer to the Refiner upon signature for the Material by the Carrier at the Mine.  Acceptance of risk of loss and damage to the Material and/or Refiner’s signature with respect to a Shipment of Material does not imply, or be deemed to be, acceptance of Customer’s statement of the Material’s weight, assay or contents.  Upon receipt of the Material at the Refinery, the Refiner will inspect and weigh the Material as described in Appendix 1 attached hereto.

4.2.

The moment the risk in respect of any Material passes to the Refiner pursuant to clause 4.1, the Refiner assumes responsibility for the Material and, subject to clause 12, will be liable to the Customer for any and all loss of or damage to the Material, until such time as the Recoverable Metals (as defined herein) are credited or delivered to the Customer or to any third party pursuant to clause 8.

4.3.

The Refiner shall employ security measures deemed reasonable by the Customer to safeguard the Material and the Recoverable Metals while risk of loss and damage to the Material and the Recoverable Metals remains with the Refiner.

4.4.

In the event of a loss of a Shipment after delivery to, but prior to sampling (as described in Appendix 1) by, the Refiner, the value of such loss shall be based on the weight and assays provided by the Customer to the Refiner in the Commercial Invoice included with the Shipment; provided however, that if the loss occurs after the Refiner has weighed the Material upon arrival in accordance with Appendix 1, Refiner’s weight shall be used (except in instances when the difference between weight set out in the Commercial Invoice and the weight determined by the Refiner is in excess of the amount set out in clause 2.2 of Appendix 1, then the weight set out in the Commercial Invoice shall be used).

4.5.

In the event of the loss of a Shipment after sampling (as described in Appendix 1) by the Refiner, the value of such loss shall be based on the assay and settlement procedure set forth in Appendix 1; provided that, if the difference in the assay results is outside of the splitting limits and the Umpire sample has been lost, Customer’s assay shall be used.

5.	Weighing, Sampling and Assaying

Weighing, sampling and assaying will be carried out in accordance with the procedures set out in Appendix 1.

6.	Recoverable Metals

The Refiner shall recover and credit the Customer with the following percentages of the final agreed assayed gold and silver contents of refined Material from each Shipment (“the Recoverable Metals”)

Gold -99.925% of the agreed settlement assay

Silver -99.250% of the agreed settlement assay

7.	Metal Availability

7.1.

Delivery of the gold and silver components of the Recoverable Metals from each Shipment will be made as directed by the Customer pursuant to clause 8.1.1 fifteen (15) working days after receipt of the Material by the Refiner at the Refinery in accordance with clause 4.1, subject in each case to the assay results being within the splitting limits set forth in Appendix 1 or the parties agreeing to resolve the difference, within such fifteen (15) working days, without referring the matter to an umpire (“the Metal Availability Date”).    If the assay results are submitted to an umpire as set forth in Appendix 1, an initial settlement shall be made on the Metal Availability Date based on 95% of the Customer’s estimated contents as provided to the Refiner in accordance with clause 3.4, and shall be adjusted based on the umpire’s results within one (1) working day after receipt of the umpire’s assay results.

7.2. During the Refiner’s annual inventory, the Metal Availability Date will be extended       by 5 working days for any Material received during the week prior to and the week following the inventory date.  The Refiner will notify the Customer of the inventory date in advance.

8.	Settlement as Metal Account Credit

8.1The Customer shall instruct the Refiner, in writing no later than five (5) working days prior to receipt of each Shipment, to deliver the Recoverable Metals from such Shipment on or after the Metal Availability Date in accordance with one of the following options:

8.1.1The Customer may instruct the Refiner to credit the Recoverable Metals to the Customer’s unallocated metal account with the Refiner and to await further instructions from the Customer, or

8.1.2The Customer may instruct the Refiner to transfer the Recoverable Metals to the unallocated loco London account of the Customer with a member of the London Bullion Market Association(swap charges apply), or

8.1.3The Customer may instruct the Refiner transfer the Recoverable Metals to the unallocated loco London account of a nominated third party held with a member of the London Bullion Market Association(swap charges apply).

As an alternative to the Customer providing written instructions to the Refiner prior to each Shipment, the Customer may provide written blanket instructions to the Refiner specifying one of the above options for all Shipments during a specified period of time.  In the event that the Customer provides such blanket instructions to the Refiner, no deviation from those instructions will be effective in respect of a Shipment unless provided to the Refiner in writing five (5) working days prior to receipt by the Refiner of such Shipment.  If, in the Refiner’s opinion, any settlement instructions are unclear, ambiguous or conflicting, the Refiner shall immediately notify the Customer in writing of such lack of clarity, ambiguity or conflict and, to the extent such lack of clarity, ambiguity or conflict remains unresolved as of the applicable Metal Availability Date, the Refiner shall deliver the Recoverable Metals in accordance with the most recent acceptable blanket instructions received from the Customer.

8.2In the case of Clauses 8.1.2 and 8.1.3 above, the Customer will have the right, prior to receipt by the Refiner of a Shipment, to give irrevocable instructions, in writing, to the Refiner that the Recoverable Metals in such Shipment are to be so transferred and to request the Refiner to confirm, in writing to the nominated recipient, that it is in receipt of such instructions from the Customer and will act irrevocably in accordance with them.  For greater certainty, any such instructions shall remain subject to the terms of this Agreement, including clause 9.5.

8.3 In the event the Customer elects to sell the Recoverable Metals to the Refiner, such Recoverable Metals shall be sold at a price agreed upon by the Parties on or after the Metal Availability Date referred to in clause 7.

8.5 Early Settlement Option

As an option the Customer may elect to receive an Early Settlement from the Refiner of up to 95% of its estimated payable gold and silver content prior to the Final Settlement Date set out in Clause 7.  Early Settlement may be taken either in the form of a sale to the Refiner or by a Metal Account Settlement as follows:

8.5.1In the case of an early sale to the Refiner, the Customer may price up to 95% of its estimated gold content no earlier than three days following the date of receipt of the material at the refinery.  Payment to be effected by the Refiner one market day after such pricing, less all of the Refiner’s charges.

8.5.2In the case of an Early Metal Account Settlement, the Customer may instruct the Refiner to transfer up to 95% of its estimated gold content in accordance with each of the provisions detailed in section 8.5.1 no earlier than the third market day after receipt of the Material at the Refinery.

8.5.3Where the Customer elects to take an Early Settlement then the remaining balances of the payable contents will be available for Metal Account Settlement or sale to the Refiner on the market day following agreement of assays.

8.5.4The Customer agrees and acknowledges that, in the event of an Early Settlement, they will no longer have claim, right, title, or ownership in or the Material that remains in the refining process at the time of Early Settlement, up to the amount of gold or silver made available to the Customer as a result of such Early Settlement.  Customer will indemnify and hold the Refiner harmless from any claims by any person in or to such material which is consistent with the foregoing Early Settlement terms.  In the event that the gold or silver made available to the Customer on the date of Early Settlement is greater than the amount of returnable gold or silver, the Customer shall be liable to the Refiner for the excess gold or silver to be returned.

9.	Charges

The Customer shall pay the Refiner's charges as follows:

9.1.	Treatment:

USD$0.50 per troy ounce of Material received.

9.2.	Refining:

USD$1.00 per troy ounce of contained gold

9.3.	Finance Fee:

The Finance Fee of will be calculated at 3% per annum (the “Finance Fee”).  Such Finance Fee will be calculated from the date of Early Settlement to the Metal Availability Date using the London P.M. Fix on the date of Early Settlement.

Should market conditions warrant it, the Refiner reserves the right to change the service charge for Early Settlement.  Five days written notice of such change will be given by the Refiner to the Customer.  The Refiner agrees to fulfil Early Settlement commitments against lots received during that thirty day period.

9.4.	Transport:

$6,900 Fixed Charge plus

$0.30 per thousand dollars of declared value

Transport prices are subject to change and are subject to Brink's Global Services. Rates are exclusive of any customs duties and taxes. The rates are applied on gross weight (incl. of packaging).

9.5.

All charges due to the Refiner in accordance with this Clause 9 shall be invoiced in United States dollars by the Refiner at the time of delivery of the Recoverable Metals as provided in Clause 7, and shall be payable by the Customer within ten (10) working days of receipt by the Customer of the Refiner’s invoice therefore in accordance with the Refiner’s payment instructions. Where assays have yet to be agreed and have been submitted to an umpire, the Refiner will issue the Customer with a provisional invoice on the dates specified in clause 7.

9.6.

Refiner may setoff or withhold delivery of metal or payment of money due to Customer in respect of Material from the Mine until all amounts due from Customer to Refiner in respect of the refining of Material from the Mine have been paid. Interest shall accrue daily on late payments at a rate equal to 5% per annum from time to time from the payment date set out in the invoice to the date of payment (before and after judgment).  In the absence of payment the Refiner shall have the right to deduct a portion of the payable contents equivalent to the amounts owed.    Customer acknowledges that its business dealings with Refiner constitute a single continuous transaction, notwithstanding the issuance of separate purchase orders, acknowledgments, or similar documents from time to time.

10.	Deleterious Elements

10.1The Customer shall notify the Refiner in advance of the Refiner’s commencement of processing of a Shipment if any Material sent to the Refiner contains any of the deleterious elements referred to in this clause 10, including any hazardous or toxic substance or hazardous waste.  The Parties acknowledge that the Customer shall be deemed to have fulfilled this notification requirement if the Customer has provided Refiner a Balance Elements Report or a Balance Elements Sample, each as described in clause 3.4.

10.2

The Refiner shall notify the Customer of any Material it receives under this Agreement that it reasonably determines to contain elements in excess of the maximum limits of deleterious elements referred to in this clause 10 (defined for each elements, as the level just below the level that is “To be agreed prior to shipment”).  Unless prior written agreement is given by the Refiner, the Refiner may reject any Material containing in excess of the maximum limits of deleterious elements set out herein (defined, for each element, as the level just below the level that is “To be agreed prior to shipment”).  The Refiner shall have no liability for such rejection.  The Customer shall, at its expense, remove any rejected Material from the Refinery.  Risk of loss for such rejected Material shall re-vest in the Customer only at the time such rejected Material has been received and signed for by or on behalf of the Customer.

10.3

The Refiner shall invoice the Customer for charges in respect of deleterious elements in accordance with the Deleterious Element Charge Structure table in clause 10.4.  All such charges shall be calculated on the individual melt.  The Refiner will notify the Customer of such charges when the nature and proportion of any such element is determined. The table is not necessarily representative for all material compositions and is subject to adjustment in case of necessity, as mutually agreed to in writing by the Parties.

10.4

On no account can the Refiner accept Material that is radioactive or which contains Beryllium or is an EPA hazardous waste, which, for purposes of this Section 10.4, shall be deemed to be contaminated with an unacceptable level of deleterious elements.  Material that shows any signs of having been quenched in water to aid cooling may be subject to additional charges and/or rejection for safety reasons.  The above restrictions are subject to adjustment at Refiner’s reasonable discretion and Refiner may reject, return and/or quarantine Material with properties that it deems constitute an exceptional safety or environmental risk.

Element                 Range (PPM)          Penalty (US$ per ounce net weight received)

Bismuth                  0 - less than 50                           Free50 – less than 2000.06

200 – less than 1,000                    0.091000 –less than 2,0000.122,000 and aboveto be agreed prior to shipment

Mercury                 0 – less than 200                             Free200 – less than 500                    0.10

500 – less than 7500.20

750 and aboveto be agreed prior to shipment

Tellurium              0 – less than 1,000Free1,000 – less than 5,0000.065,000 and aboveto be agreed prior to shipment

Cadmium                0 – less than 500                                Free500 – less than 1,0000.061,000 – less than 2,5000.102,500 and aboveto be agreed prior to shipment

Tin                          0 – less than 5,000Free5,000 – less than 10,000   0.0610,000 and aboveto be agreed prior to shipment

Arsenic                   0 – less than 500Free

500 – less than 1,0000.061,000 – less than 2,5000.102,500 and aboveto be agreed prior to shipment

Lead                       0 – less than 5,000Free5,000 – less than 10,0000.0610,000 – less than 20,0000.0820,000 and aboveto be agreed prior to shipment

Selenium               0 – less than 10,000Free10,000 – less than 20,0000.0320,000 – less than 30,0000.0630,000 and aboveto be agreed prior to shipment

Sulphur                 0 – less than 10,000Free10,000 – less than 30,0000.0330,000 – less than 50,0000.0650,000 and aboveto be agreed prior to shipment

Nickel                    0 – less than 10,000Free10,000 – less than 20,0000.0320,000 and aboveto be agreed prior to shipment

Zinc                      0 – less than 50,000Free50,000 – less than 75,0000.0375,000 and aboveto be agreed prior to shipment

Iron                       0 – less than 10,000Free10,000 – less than 20,0000.0320,000 and aboveto be agreed prior to shipment

Copper                  0 – less than 50,000Free50,000 – less than 75,0000.0275,000 – less than 100,0000.04

100,000 and aboveto be agreed prior to shipment

10.5The above is not necessarily representative for all material compositions and subject to adjustment in case of necessity.

11.	Indemnities
11.1.	Customer shall indemnify and hold harmless Refiner against all actions, proceedings, losses, claims, costs, damages and/or expenses whatsoever (a “Loss”) in respect of:

(a) loss of life, personal injury or damage to property directly resulting from any false or misleading information given or supplied by Customer in connection with the Services, except to the extent the Loss arises as a direct result of the negligence or willful misconduct of the Refiner, those contracted by the Refiner or those in Refiner’s employ and such negligence shall include, without limitation, Refiner’s failure to assay the Balance Elements Sample, if any, provided by the Customer pursuant to clause 3.4.  For greater certainty, it shall not constitute negligence or willful misconduct for Refiner, and Refiner shall be entitled, to rely upon Customer’s Balance Elements Report or Refiner’s assay of the Balance Elements Sample provided by the Customer pursuant to clause 3.4, for the types and amounts of deleterious elements present in the Shipment;

(b)failure by the Customer to comply with any applicable law or regulation in relation to Material shipped to Refiner by Customer, except to the extent that such Loss arises directly from any action or failure to act of the Refiner, those contracted by the Refiner or those in Refiner’s employ.  For greater certainty, Refiner shall be entitled to rely upon Customer’s Balance Elements Report or Refiner’s assay of the Balance Elements Sample provided by the Customer pursuant to clause 3.4, for the types and amounts of deleterious elements present in the Shipment; and

(c)Customer’s representations, warranties and covenants set out in clause 1.3 being untrue in any respect.

11.2.	The Refiner shall indemnify and hold harmless Customer against all Loss in respect of:

(a) loss of life, personal injury or damage to property directly resulting from the performance of the Services, except to the extent the Loss arises as a direct result of the negligence or willful misconduct by the Customer, those in Customer’s employ, or those contracted by Customer (other than Refiner); and

(b)failure by the Refiner to comply with any applicable law or regulation in the performance of the Services, except to the extent that such Loss arises directly from any action or failure to act of the Customer, those in Customer’s employ, or those contracted by Customer (other than Refiner);

(c)Refiner’s representations, warranties and covenants set out in clause 1.4 being untrue in any respect.

12.	Limitations of Liability
12.1.

Refiner’s total aggregate liability (whether in contract, tort (including negligence) or otherwise) in respect of all and any claims arising from the fact that the Recoverable Metals content of any Material has been lost, damaged, destroyed or depleted while the Refiner is at risk for the Material shall be limited to an amount equal to the amount of the Recoverable Metals so lost, damaged, destroyed or depleted, such amount of Recoverable Metal being calculated in accordance with the terms and conditions of this Agreement.  Customer’s sole remedy with respect to Recoverable Metals so lost, damaged, destroyed or depleted shall be replacement of any such Recoverable Metals.  Refiner shall have no liability for Recoverable Metals lost, damaged, destroyed or depleted while not at Refiner’s risk.

12.2.

Neither Refiner nor Customer shall in any circumstances (whether in contract, tort (including negligence) or otherwise) be liable to the other for any loss of profit (whether direct or indirect) or for any indirect, special, contingent or consequential damages or losses (whether for loss of business, loss of contracts, depletion of goodwill, losses arising from market fluctuations or otherwise) arising out of, or in connection with, this Agreement or the provision of (or failure or delay in providing) the Services.

13.	Inspection and Audit Rights
13.1.

The Customer shall have the right at any reasonable time upon prior written notice to inspect the facilities and activities of the Refiner relating to the Refiner’s performance of its obligations under this Agreement.

13.2.	Any inspection or audit conducted by the Customer pursuant to clause 13.1 shall:
(a)	be conducted in a manner which does not unreasonably interfere with the operations of the Refiner;
(b)	be subject to all applicable safety and security policies and procedures of the Refiner; and
(c)	be subject to the obligations of confidentiality under clause 26.
3.3	The costs of all inspections or audits conducted pursuant to this clause 13 will be borne by the Customer.
14.	Representations, Warranties and Covenants
14.1.	The Customer represents and warrants or covenants, as the case may be, to the Refiner that:
14.1.1.

the execution and delivery of this Agreement by the Customer has been duly authorized by all necessary corporate actions and all necessary permits and authorizations that may be required to perform its obligations hereunder have been, or will be, obtained and are, or will be, in full force; and

14.1.2.	the Agreement constitutes a valid and binding obligation of the Customer enforceable against the Customer in accordance with its terms.

14.2.	The Refiner represents and warrants or covenants, as the case may be, to the Customer that:
14.2.1.

the execution and delivery of this Agreement by the Refiner has been duly authorized by all necessary corporate action and all necessary permits and authorizations that may be required to perform its obligations hereunder have been, or will be, obtained and are, or will be, in full force;

14.2.2.	the Agreement constitutes a valid and binding obligation of the Refiner enforceable against the Refiner in accordance with its terms.

The representations and warranties set out in this Agreement shall survive for a period of two years after the termination of this Agreement.

15.	Title to the Material and Recoverable Metals

Title to all Material and Recoverable Metals produced therefrom (without duplication) shall reside with the Customer at all times under this Agreement, except, in respect of any of the Recoverable Metals which are transferred to an account other than Customer’s pursuant to clauses 8.1.2 and 8.1.3 at the Customer’s direction, title to such Recoverable Metals shall pass to such third party under such applicable clause.

16.	Insurance

16.1.The Refiner shall maintain in effect during the term of this Agreement full all risks insurance against damage or loss of Material delivered by the Customer or any Recoverable Metals and as required to otherwise fully protect the Customer against all risk of loss from any cause.  Upon the Customer’s request, the Refiner shall provide the Customer with reasonable evidence of such insurance.

16.2.The Refiner represents, warrants and covenants to the Customer that the insurance policies required by this clause shall not be cancelled by the Refiner during the term of this Agreement.  For greater certainty, the cancellation of any such insurance policies by a third party shall not relieve the Refiner of its obligations under clause 16.1.

16.3The Refiner will notify the Customer in writing thirty (30) days prior to any change in the insurance coverage satisfying the Refiner’s obligations under this clause; provided, however, that any such notice shall not relieve the Refiner of its obligations under clause 16.1.

17.	Environmental Covenant and Indemnification
17.1.

The Refiner covenants and agrees to conduct its refining business in compliance with all applicable environmental statutes, laws, ordinances, rules and regulations (collectively, “Environmental Laws”) and shall notify the Customer of any material violation of such Environmental Laws.

17.2.	Subject to clause 10.1 to the extent any hazardous substances, hazardous 12 waste, contaminants or pollutants are generated from the refining process, the Refiner covenants and agrees that it is solely responsible for the management and ultimate disposition of such hazardous substances, hazardous waste, contaminants or pollutants in accordance with Environmental Laws.  Subject to clause 10.1, the Refiner further covenants and agrees that the Customer shall in no way be alleged or construed to be an owner, operator, generator, transporter, treater, storer, or disposer of, or to have arranged for disposal or treatment, or arranged with a transporter for transport for disposal or treatment of such disclosed hazardous substances or hazardous waste located on or generated at the Refinery; and the Refiner further agrees to indemnify, defend and hold harmless the Customer, and its and its affiliates directors, officers, employees, agents and assigns, from and against any and all claims arising from or related to (i) the actual or alleged presence, release, threatened release, discharge or emission of any such disclosed hazardous substances, hazardous waste, contaminants or pollutants of any kind into the environment at or from the Refinery or any other location at which the Refiner performs its obligations under this Agreement, including any and all claims arising from or related to the study, testing, investigation, cleanup, removal, remediation, abatement, response, containment, restoration or corrective action of any such disclosed hazardous substances, hazardous waste, contaminants or pollutants of any kind (A) on, beneath or above the Refinery, or (B) emanating or migrating, or threatening to emanate or migrate, from the Refinery or any off-site properties; (ii) the on or off-site treatment, storage or disposal of such hazardous substances, hazardous waste, contaminants or pollutants generated in connection with its refining business and (iii) any claim that the Customer is an owner, operator, generator, transporter, treater, storer or disposer of, or that the Customer arranged for disposal or treatment of, hazardous substances located on or generated at the Refinery.

17.3.

The Refiner shall indemnify and hold the Customer harmless for any and all damages to the Recoverable Metal contained in the Material that may arise from the testing and refining of the Material or any metal produced therefrom.

17.4.	The provisions of this clause 17 shall survive termination of this Agreement indefinitely.
18.	Entire Agreement

18.1.	This Agreement sets out the entire agreement between the Parties, supersedes all prior agreements and understandings and shall not be altered or modified except in writing signed by the Parties.

19.	Term

19.1.

This Agreement shall commence on September 01, 2014 (the “Effective Date”) and, subject to clause 19.2, shall remain in effect in respect of all Material delivered to the Refiner until August 31, 2016.  Unless agreement on an extension and new terms and conditions of this Agreement is reached no later than one month prior to the expiry of the initial two (2) year term or any renewal thereof, this

Agreement shall lapse on the expiry date.

19.2.	A Party shall have the right to terminate this Agreement by giving the other Party not less than five (5) working days written notice in the event that such other Party:

(a)fails to perform its obligations under this Agreement and such failure to perform continues for a period of thirty (30) days following notice of such failure;

(b)ceases or threatens to cease to carry on business in the ordinary course;

(c)admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;

(d)initiates or has initiated against it insolvency proceedings.

20.	Assignment

Neither Party shall have the right to assign their interests in this Agreement or their rights, duties and obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably conditioned or withheld; provided, however, that this Agreement shall be assigned to, be binding upon and inure to the benefit of any person that acquires all or substantially all of a Party’s assets to which this Agreement relates.  Notwithstanding the immediately preceding sentence, either Party may assign this Agreement to an affiliate without the prior written consent of the other Party.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

21.	Definition - Working Day

For the purposes of this Agreement, "working day" means any day, which is not a Saturday, Sunday or a public holiday in the State of Utah or, solely for the purpose of clauses 8.1.2 and 8.1.3, a banking holiday in the United Kingdom.

22.	Notices

22.1.	Any notice or other communication under this Agreement shall be in writing and shall be addressed as follows:

If to the Customer, to:

Don David Gold Mexico S.A. DE C.V.,

Las Rosas No. 339,

Col. Reforma, Oaxaca,

Oaxaca, CP 68050

Mexico

Attention:  Rick Irvine, COO

Telephone: +52-951-502-4051

Email: rickirvine@goldresourcecorp.com

Copy to :

Gold Resource Corporation

Colorado Center Tower I

2000 South Colorado Blvd, Suite 10200

Denver, Colorado 80222

USA

Telephone: +1-303-320-7708

Email:  joerodriquez@goldresourcecorp.com

If to the Refiner, to:

Johnson Matthey Gold & Silver Refining Inc.

4601 West 2100 South,

Salt Lake City, Utah, 84120,

USA

Attn:  Commercial Director

Facsimile:+ 1 801-973-7313

Email: angwig@jmusa.com

Copy to:

Johnson Matthey Inc.

435 Devon Park Drive

Wayne, Pennsylvania 19087, USA

Attn:  President-Corporate, General Counsel & Secretary

Facsimile: +1 610 971 3022

22.2.

All notices shall be given (a) by personal delivery, or (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (c) by registered or certified mail return receipt requested.

22.3.

All notices shall be effective and shall be deemed given (a) if given by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next working day following delivery, (b) if given by electronic communication on the next working day following receipt of the electronic communication, and (c) if given solely by mail on the next working day after actual receipt.  A Party may change its contact information as provided above by notice given pursuant to this Clause 22 to the other Party.

23.	Arbitration
23.1.

If any dispute, controversy or claim arises out of or in connection with this Agreement, the Parties shall use their best efforts to settle it by friendly negotiation before pursuing any other remedies available to them.

23.2.

If either Party fails or refuses to participate in such negotiations or if, in any event, the dispute, controversy or claim is not resolved to the satisfaction of both Parties within 21 days after it has arisen, any such dispute, controversy or claim shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce, by a single arbitrator appointed in accordance with such rules.

23.3.	The substantive law of the Agreement for the purposes of any arbitration shall be the laws of Utah, USA without giving effect to its principles of conflict of laws.
23.4.

The arbitrator shall be empowered to make orders for interim relief on the application of either Party, which shall in all cases be final and binding on the Parties. The place of the arbitration shall be City of Salt Lake City, USA. The language of the arbitrator shall be English.

24.	Amendment:

This Agreement may not be amended or modified except by instrument in writing executed on behalf of each of the Parties.

25.	Counterparts:

This Agreement may be executed in counterparts with the same force and effect as if the Parties had executed one instrument, and each counterpart will constitute an original thereof.  This Agreement and counterparts thereof may be delivered by facsimile and when so delivered will be deemed to be an original.

26.	Confidentiality

Unless such disclosure is required by law or the applicable rules of a stock exchange, neither Party will disclose the refining charges or settlement terms of this Agreement, nor any information that would reveal such terms, nor any processing arrangements under this Agreement, nor any other information, data and knowledge  that is specific to this Agreement or any Confidential Information (as described below) without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed.

The term “Confidential Information” as used in this Agreement will mean all information, data and knowledge (whether in the form of documents or other written material, electronic, magnetic or laser recording or memory, know-how or otherwise) relating, directly or indirectly, to the Mine, the Mine’s production of Material, the Material and the processing, refining and accounting for the Material under this

Agreement that is delivered or disclosed in writing or electronically, and will include the receiving Party’s analyses, interpretations and compilations of such information, data, knowledge or know-how.  The term “Confidential Information” will not include information, data and knowledge that (a) the receiving Party can show by written records was in its possession or control prior to its disclosure by the other Party, (b) is in the public domain prior to such disclosure, or (c) lawfully enters the public domain through no violation of this Agreement or any other confidentiality obligation between the Refiner and the Customer.

27.	Governing Law

The substantive law of this Agreement shall be the laws of Utah, USA, without regard to its principles of conflict of laws.  The Parties hereby exclude the application of the United Nations Convention in Contracts for the International Sale of Goods.

28.	Taxes and Fees:

28.1.

The Customer acknowledges and agrees that customs and brokerage fees, excise, import and export duties, and any other taxes, duties or charges payable in connection with or in respect of (i) the export from Mexico of the Material, (ii) the importation of the Material into the USA, (iii) the sale by Customer of gold and silver contents, and (iv) delivery of the Recoverable Metals by the Refiner to the Customer and (v) any other act, matter or transaction contemplated by this Agreement, shall be for the sole account of and paid by Customer.

28.2.

The Customer shall pay all other stamp duties, capital duties and other similar duties or taxes payable in Mexico and any other jurisdiction outside the USA on or in connection with the performance of this Agreement.

28.3.

The Refiner and the Customer acknowledge and agree that all charges payable to the Refiner under this Agreement (collectively, the “Charges”) are exclusive of any other retail sales tax, value-added tax, goods and services tax or harmonized sales tax that is required to be collected by the Refiner from the Customer (collectively, the “Sales Taxes”) and that the Customer will pay to the Refiner, in addition to the Charges, the HST and any applicable Sales Taxes calculated on the Charges in accordance with the applicable legislation.

28.4.

In the event that during the term of this Agreement, any additional tax, duty or charge which did not exist at the Effective Date, is imposed by any competent authority which results in an increased cost to Refiner or Customer, then the Party affected by such tax, duty or charge may immediately terminate this Agreement unless the other Party is prepared to compensate such affected Party for such additional tax, duty or charge or an agreement is reached between Customer and Refiner, as appropriate, as to the payment thereof by the time the said additional tax, duty or charge is imposed.

29.	Independent Contractor

Nothing in this Agreement shall be construed to create a partnership, joint venture, or other business relationship between the Parties. The Refiner is an independent contractor and will be solely responsible for the performance of its obligations under this Agreement.

30.	Compliance with Law

In the performance of their respective obligations under this Agreement, each of the Refiner and the Customer shall comply with all applicable federal, state, provincial, municipal, and local laws, regulations, ordinances, orders, rules, decrees, and amendments thereto, including, but not limited to all such laws, regulations, ordinances, orders, rules, decrees, and amendments thereto related to the prohibition of the bribery of government officials or aimed at reclamation or restoration of property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and dangerous substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, dangerous or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other such laws, regulations, ordinances, orders, rules, decrees, and amendments thereto relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic, dangerous or hazardous substances or wastes.

31.	Force Majeure

31.1

Force Majeure means any event beyond Refiner’s or Customer’s reasonable control which is unforeseen or, if foreseen, unavoidable, and not due to the affected Party’s negligence or willful misconduct, arising after this Agreement comes into force which prevents, hinders or delays the total or partial performance of the Agreement including without limitation Acts of God, natural catastrophes, strikes, lockouts, fire, flood, war (declared or not), inability to obtain utilities, chemicals or raw materials. Neither Party shall be liable for non-fulfillment of its obligations to the extent such non-fulfillment is due to a Force Majeure event; provided the affected Party notifies the other in writing as soon as reasonably practicable after becoming aware of the same and, in any event, within 10 days. The affected Party must notify the other Party in writing of the cessation of the Force Majeure event as soon as reasonably practicable after becoming aware of the same and, in any event, within 10 days. If a Force Majeure event lasts for 30 days or more from the date of the first notice, the unaffected Party may, without prejudice to any rights or obligations already accrued to either Party, terminate the Agreement immediately by written notice to the other Party.  If a Force Majeure event affects the Refinery, the Refiner shall, at no additional cost to the Customer, make commercially reasonable efforts to refine the

Customer’s material at another of the Refiner’s refineries and the Customer shall be entitled to deliver the Material to other refiners or refineries for refining without liability to the Refiner.
32.	Severability

In case any provision of this Agreement is found to be illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.  The parties shall use their best efforts to replace any illegal, invalid or unenforceable provision with a valid and enforceable provision that comes nearest to the meaning and intention of the provision to be replaced.

33.	General

33.1.	Headings are for convenience of reference and do not affect the interpretation of this Agreement.
33.2.

The waiver by either Party of any breach of a provision of this Agreement shall not prevent the subsequent enforcement of that provision or be deemed a waiver of any subsequent breach of that or another provision.

33.3.	There are no third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date, regardless of the date signed.

Johnson Matthey Gold & Silver Refining Inc.

By: /s/ G.A. Angwin

Name: G.A. Angwin

Title: Commercial Director

By: /s/ Brad Boyko

Name: Brad Boyko

Title: Manager Global Mining Sales

Don David Gold Mexico S.A. DE C.V.

By: /s/ Joe A. Rodriguez

Name: Joe A. Rodriguez

Title: CFO of Parent Co. (Gold Resource Corporation)

By: ________________________________

Name:

Title:

Appendix 1

WEIGHING AND SAMPLING PROCEDURE FOR

GOLD AND SILVER DORÉ

1,General

Weighing and sampling will be carried out at the Refinery. The sampling will be final for all contractual purposes.

The Customer has the right to be represented at these operations at its own expense, either by use of an agreed independent representative company or an employee of the Customer. The Customer shall inform the Refiner of the name, address, telephone number and email address of its representative and of the authority delegated to the representative.  The Refiner shall notify the representative of the Customer of any weighing, melting or sampling operations to be performed by the Refiner to the Material at least two working days prior to such operations being conducted.  The representative of the Customer will be available to perform his duties at any time provided the Refiner has given two working days’ notice of its intention to commence operations during Refiner’s business hours (which shall commence at 12:01 am on Monday and end at 11:59 pm on Friday).

2.Weighing

2.1Within 72 hours of the arrival of the Material at the Refinery, visual inspection of the seals will take place and the gross weight of the Material and packing will be determined and compared with the advised gross weight.  Any difference in excess of 1% (one percent) of the gross weight as stated in the Commercial Invoice and the gross weight determined by the Refiner, or the detection of damaged packaging, will be reported to the Customer or its representative immediately.

In the case of a representative not being present, the Material will be placed in a secure vault pending arrival of the representative, or a decision to proceed or otherwise, in writing, from the Customer.

2.2The net weight of the Material shall be determined by removing the Material from the packing and individually weighing each Dore bar on a Class II balance having a tolerance of +/-10 (ten) grams.

In the case of a difference greater than 0.2% of the net weight of any Dore bar as stated in the Commercial Invoice and as determined by the Refiner, such Dore bar will be held in a secure vault pending advice from the Customer to proceed or otherwise, in writing.

3.Melting

3.1Melts may be covered with charcoal/borax to prevent oxidation and raised to a temperature of 100oC above the melt point of the Material.

3.2When the melt is completely molten and has been allowed to stir vigorously by the induced current, the slag/flux cover will be removed and reserved.

3.3Pin samples will be taken from the molten mass, by use of a vacuum tube, as follows: -

2samples for the Refiner to analyse

2samples to be held by the Refiner in case of a reserve analysis or recourse to an independent third party.

1sample for the Customer or its representative.

3.4The agreed net weight will be arrived at by adding the weight of the after melt bars together with any samples retained by the Refiner.  This will be the final after melt weight.  Any samples that the Customer or its representative takes will not constitute payable settlement weight.

4.Slag Sampling

The slags and pot scrapings will be remelted and any grain bars produced during this operation will be weighed and added to the final after melt weight.  Any grain bars weighing in excess of 10 troy ounces will be assayed separately.  All slags will be kept until agreement of assays.

5.Assaying and Settlement Procedure

33.1. Assays of the samples of the Material taken pursuant to section 3 in this Appendix 1 shall be carried out by each of the Customer (or another party at the Customer's direction) and the Refiner using the corrected fire assay method (a) in the case of the Refiner, forthwith after weighing and sampling has been conducted, and (b) in the case of the Customer, forthwith upon receipt by the Customer (or such other party to which the sample is sent at the Customer's direction) of the sample.

5.2. The Refiner and Customer will exchange assays by registered mail on an agreed date. The day after the date on which the Parties have agreed to make the exchange, the Refiner and Customer will exchange said assays by e-mail, telephone or fax.  The exchange of assay results by the Customer and the Refiner shall occur within no more than four (4) working days following receipt of the sample by the representative of the Customer, provided that the Customer may at its option defer such exchange of assay results for an additional two (2) working  days.

33.3	Any difference between the Customer's assay result and the Refiner's assay result 22 shall be settled in the following manner:

The splitting limit for gold shall be 0.10% and for silver 0.25%.

then, the exact mean of the two values shall be taken as the agreed Settlement assay.

If the difference exceeds the limits under this section 5.3, either the Customer or the Refiner may request an assay by an independent assayer (as identified on Appendix 2, an “Umpire”), or both parties may agree to resolve the difference without calling an Umpire. If Umpire analysis is required the Refiner shall send the sample reserved for the Umpire to the Umpire forthwith and obtain an Umpire assay of such sample as soon as possible.

33.4	In the event that an Umpire performs an assay, the Settlement assay shall be as follows:
33.4.1	The party’s assay closer to the Umpire shall be the final assay. The cost of the Umpire assays shall be borne by the party whose assay is further from the Umpire assay.
33.4.2	In the event that the Umpire assay equals the arithmetic mean of the assays, the Umpire assay shall be the final assay and the cost of such Umpire assay shall be borne equally by the parties.

Any payments required to be made by the Customer under this section 5.4 shall be made within 10 working days following the receipt by the Customer from the Refiner of a copy of the invoice of the Umpire.

Appendix 2

Independent Samplers and Assayers Acceptable to the Parties

Alfred H. Knight Int’l Ltd.

Eccleston Grange

Prescott Road

St. Helens

Merseyside WA10 3BQ England

Tel:  +44 1744 733757

Fax:  +44 1744 27062

Alfred H. Knight North America Ltd.

130 Tradd Street

Spartanburg, SC 29304

Tel: 864 595 1903

Fax: 864 595 1627

Alex Stewart (Assayers) Ltd

314 Route 22 West, Suite C

Greenbrook, NJ, 08812

Tel:732 529 4408

Fax:732 529 4411

Ledoux & Company

359 Alfred Avenue

Teaneck, NJ, 07666

Tel: 201 837 7160

Fax: 201 837 1235

Appendix 3

Certificate of Compliance

with

Conflict Minerals and Patriot Act Anti Money-Laundering Regulations

Customer certifies:

i)	that all the Material delivered to Johnson Matthey has been mined from the Mine owned and operated by Customer, its affiliates and/or subsidiaries;
ii)

that none of the funds generated from the sale of its production are used either directly or indirectly to: a) support any forms of conflict or human rights abuses, andb) finance illegal activities of any sort;

iii)

that, in the event the region from which the Material is produced, or through which the Material is transported, is defined as a conflict-affected or high-risk area by an LBMA-accepted authority, the Customer will immediately adopt and commit to a supply chain policy for identifying and managing risks for gold potentially from conflict-affected and high-risk areas as outlined in the OECD Due Diligence Guidance for Minerals from Conflict-Affected and High-Risk Areas and the associated Supplement on Gold.

     ( http://www.oecd.org/dataoecd/54/39/49187571.pdf)